                                                    Exhibit 15

Acknowledgment Letter of Independent Registered Public Accounting Firm

September 20, 2024

The Shareholders and Board of Directors of State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No._) pertaining to the amended and restated State Street Corporation Management Supplemental Savings Plan of our reports dated May 2, 2024 and August 1, 2024 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2024 and June 30, 2024, respectively, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts